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                                                                    EXHIBIT 99.1


                               [HIFN LETTERHEAD]


From:    Hifn
         750 University Avenue
         Los Gatos, CA 95032
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Contact: William R. Walker, Vice President and Chief Financial Officer
         408-399-3537
         wwalker@hifn.com


         HIFN REPORTS UPDATED IN-PROCESS RESEARCH AND DEVELOPMENT CHARGE

     LOS GATOS, CALIF., FEBRUARY 17, 2004 - Hifn (TM) (Nasdaq: HIFN) today reported that it has filed its quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2003, and that the financial results included in its quarterly report are an update to the company's previously announced earnings results for that fiscal quarter.

     The company's previously announced earnings results were based on a preliminary allocation of the purchase price for the assets the company recently acquired from IBM, related to IBM's Picoprocessor PowerNP products, which included an in-process research and development charge of $1.8 million. After completing a final valuation analysis of the assets that Hifn acquired from IBM, the amount of the purchase price allocated to in-process research and development was increased to $3.3 million.

ABOUT HIFN

     Hifn, Inc. of Los Gatos, California makes integrated circuits and software for network infrastructure developers. Hifn's integrated data flow technology enables secure intelligent networks with compression, encryption and application-aware classification. This is central to the growth of the Internet, helping to make electronic mail, web browsing, Internet shopping and multimedia communications better, faster and more secure. Most of the major network equipment manufacturers use Hifn's patented technology to improve packet processing. More information on the company is available from the company's SEC filings. Additional product information can be obtained from the Hifn Website at http://www.hifn.com. Hifn is traded on the NASDAQ National Market under the symbol HIFN.